                                                               Exhibit 99.B(11)


GOODWIN | PROCTER            Anne K. Trinque         Goodwin Procter LLP
                             617.570.1293            Counsellors at Law
                             atrinque@               Exchange Place
                             goodwinprocter.com      Boston, MA 02109
                                                     T: 617.570.1000
                                                     F: 617.523.1231




July 18, 2006


ING Variable Portfolios, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, Arizona 85258

Re:  ING Variable Portfolios, Inc.
     File Nos. 333-127200; 811-07651

Ladies and Gentlemen:

As counsel to ING Variable Portfolios, Inc., a Maryland corporation (the "Company"), we have been asked to render our opinion with respect to the issuance of I Class, S Class, and ADV Class shares of stock of the Company, par value $0.001 per share (the "Shares"), representing interests in ING VP Growth Portfolio, a series of the Company, pursuant to a certain Agreement and Plan of Reorganization between the Company and ING Partners, Inc., dated June 7, 2006 (the "Reorganization Agreement"), as more fully described in the registration statement on Form N-14 (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Company. We have assumed that, upon the issuance of the Shares pursuant to the Reorganization Agreement, the number of Shares issued and outstanding shall not exceed 100,000,000 for each of I Class, S Class and ADV Class Shares. We also have assumed that the Shares will be issued in accordance with the terms of the Reorganization Agreement and at not less than the par value per Share and that ownership of the Shares will be duly recorded on the books of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law.

ING Variable Portfolio, Inc.
Page 2



Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/  Goodwin Procter LLP

GOODWIN PROCTER  LLP